                                                                    EXHIBIT 12.1

                              CONNETICS CORPORATION

                       STATEMENT OF COMPUTATION OF RATIOS
                          OF EARNINGS TO FIXED CHARGES

                                                                                          For the year ended December 31,
                              Three months ended Nine months ended   -----------------------------------------------------------
(in thousands)                September 30, 2003 September 30, 2003     2002         2001         2000        1999        1998
                              ------------------ ------------------  ---------    ---------     --------   ---------    --------
Income (loss) from continuing
   operations before income
   taxes                          $    1,629         $   (4,330)     $ (16,409)   $ (16,397)    $ 33,198   $ (27,283)   $(26,595)
Add fixed charges                        841              1,384            658          460          597       1,099       1,424
                                  ----------         ----------      ---------    ---------     --------   ---------    --------
     Earnings (as defined)        $    2,470         $   (2,946)     $ (15,751)   $ (15,937)    $ 33,795   $ (26,184)   $(25,171)
                                  ==========         ==========      =========    =========     ========   =========    ========

Fixed Charges
     Interest Expense                    517                692             11           46          235         868       1,304
     Amortization of debt
        issuance costs                   182                238              0            0            0           0           0
     Estimated interest
        component of rent
        expenses                         142                454            647          414          362         231         120
                                  ----------         ----------      ---------    ---------     --------   ---------    --------
Total fixed charges                      841              1,384            658          460          597       1,099       1,424
                                  ==========         ==========      =========    =========     ========   =========    ========
Ratio of earnings to fixed
  charges                                2.9               Note(ii)       Note(i)      Note(i)      56.6        Note(i)     Note(i)
                                  ----------         ----------      ---------    ---------     --------   ---------    --------

(i) Earnings, as defined, were insufficient to cover fixed charges by $16.4 million, $16.4 million, $27.3 million, and $26.6 million in the fiscal years 2002, 2001, 1999, and 1998, respectively.

(ii) Earnings, as defined, were insufficient to cover fixed charges by $4.3 million in the nine months ended September 30, 2003.